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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[X] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person   |
| FINOVA Mezzanine Capital Inc.              | Berger Holdings, Ltd. (BGRH-Nasdaq           |   to Issuer (Check all applicable)   |
|                                            | Small Cap Market)                            |                                      |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [ ] Director      [X] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [ ] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
|                                            |                         |   September 2000   |                                      |
|  500 Church Street, Suite 200              |       62-1583116        |                    |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
|  Nashville,         TN            37219    |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) |  Price |                    |   (I)       |   ship   |
|                     |                   |       |      |            | or  |        |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            | (D) |        |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-----|--------|--------------------|-------------|----------|
| Common Stock        |  9/29/00          | J(1)  |      |  125,000   |  A  |  (1)   |      125,000       |      D      |          |
|---------------------|-------------------|-------|------|------------|-----|--------|--------------------|-------------|----------|
|                     |                   |       |      |            |     |        |                    |             |          |
|---------------------|-------------------|-------|------|------------|-----|--------|--------------------|-------------|----------|
|                     |                   |       |      |            |     |        |                    |             |          |
|---------------------|-------------------|-------|------|------------|-----|--------|--------------------|-------------|----------|
|                     |                   |       |      |            |     |        |                    |             |          |
|---------------------|-------------------|-------|------|------------|-----|--------|--------------------|-------------|----------|
|                     |                   |       |      |            |     |        |                    |             |          |
|---------------------|-------------------|-------|------|------------|-----|--------|--------------------|-------------|----------|
|                     |                   |       |      |            |     |        |                    |             |          |
|---------------------|-------------------|-------|------|------------|-----|--------|--------------------|-------------|----------|
|                     |                   |       |      |            |     |        |                    |             |          |
------------------------------------------------------------------------------------------------------------------------------------

(1) Received in connection with an Exchange Agreement between the Holder and Issuer as described more fully in footnote 2.
* If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                                                              (Over)
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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Subordinated          |     (2)      |  9/29/00 | J(2)|    |       |588,225 |   (2)  |   (2)  | Common |  588,225  |     (2)     |
| Convertible Debenture |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
| Stock Purchase        |     (2)      |  9/29/00 | J(2)|    |       |240,000 |   (2)  |   (2)  | Common |  240,000  |     (2)     |
| Warrant               |              |          |     |    |       |        |        |        | Stock  |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |                      |
|---------------------|-------------------------------|----------------------|
|          0          |              D                |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------

Explanation of Responses:

(2) Holder and Issuer entered into an Exchange Agreement pursuant to which the above described Stock Purchase Warrant and the above described Subordinated Convertible Debenture (previously referred to by Holder as convertible preferred stock) were exchanged for a new Debenture without conversion features and 125,000 shares of the Issuer's Common Stock.


                                                                                      /s/ Philip S. Clark               10/10/00
                                                                                      --------------------------------   ----------
                                                                                      Philip S. Clark,
                                                                                      Vice President-Group Counsel       Date
                                                                                      on behalf of Finova Mezzanine
                                                                                      Capital, Inc.
                                                                                    **Signature of Reporting Person
**  Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

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